Company Contact:	Investor Relations Contact:
Paul Abramowitz	Lippert/Heilshorn & Associates
Chief Executive Officer	Moriah Shilton
425-424-3324	415-433-3777
Mshilton@lhai.com

Neah Power Systems Appoints Daniel Rosen to Executive Chairman

BOTHELL, Wash.—August 20, 2007 (BUSINESS WIRE)--Neah Power Systems, Inc. (OTCBB: NPWS), a leading developer of fuel cells for military applications, notebook computers and portable electronic devices, appointed Daniel Rosen, Ph.D., to executive chairman, extending Rosen’s previous role as chairman of Neah Power Systems’ board of directors, a position he held since June 2000.

Rosen is also a member of Neah Power System’s Technical Advisory Board. As executive chairman, Rosen will become the primary spokesperson for Neah Power Systems.

“Neah Power Systems is at a crossroads,” Rosen said. “After seven years of innovation, Neah has harnessed its unique and patented porous silicon fuel cell technology, and we believe we are well positioned to penetrate the fuel cell market.”

The military market for fuel cells is estimated to grow to over $1.6 billion by 2010, and the market for rechargeable batteries is over $9 billion annually by 2010, both according to NanoMarkets.

“As executive chairman, Dan will be well poised to share our vision for how Neah Power Systems’ unique approach to fuel cells will enable us to succeed,” said CEO Paul Abramowitz, “Portable fuel cells are on the brink of explosive growth, and Dan will tell our story to the market at large and the investment community.”

“Dan has been instrumental in the development and evolution of Neah Power Systems’ growth strategy,” commented Leroy Ohlsen, chief technology officer and director.

“While computer and communications networks are increasingly wireless, consumers are still tethered to the wall for power,” added Rosen. “We believe our porous silicon fuel cells will produce the essential power, size and weight advantages needed to power the mobile world.”

Rosen has been involved with Neah Power Systems for nine years. He led the original angel investment round in Neah Power Systems in 1998, and then led the first institutional round in 2000. His unique technology and computing background allowed him to recognize the shortcomings of the current proton exchange membrane direct methanol micro fuel cells (PEM DMFCs), as well as the need in the computer and communications industries for a better portable power solution.

Rosen is CEO of Dan Rosen & Associates, a business he founded in 2006. Prior to which, he was the founding general partner for six years at Frazier Technology Ventures, which he co-founded in 2000. Previously, Rosen served in several executive posts while at Microsoft Corporation, including general manager of new technology at Microsoft Research and general manager, MSN Network. Earlier in his career, Rosen was the VP and general manager of AT&T's first consumer Internet offering and was also AT&T's first managing director for Northern & Eastern Europe. Rosen began his professional career at Bell Labs.
Rosen holds a Ph.D. in biophysics from the University of California San Diego and a B.A. in biology from Brandeis University. Rosen also chairs the Alliance of Angels, and is a member of the University of Washington Technology Transfer Advisory Board, the Technology Alliance, and the Seattle Humane Society.

About Neah Power Systems
Neah Power Systems, Inc. is a leading developer of fuel cells for military applications, notebook computers and portable electronic devices. The company's patented, porous silicon-based design will provide long-lasting, efficient and safe power solutions. As an emerging leader in fuel cell technology, Neah Power's products will allow users to extend the operating time of 10 to 100 watt devices multiple times beyond that of conventional batteries. Further company information can be found at our Website www.neahpower.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulties in developing and commercializing new technologies, and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.